Exhibit 99.1

May 14, 2013

Tofutti Press Release

Company Contact:               Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES FIRST QUARTER RESULTS

Cranford, New Jersey  -- May 14, 2013 -- TOFUTTI BRANDS INC. (NYSE MKT Symbol: TOF) today announced its results for the thirteen week period ended March 30, 2013.

The Company reported net sales for the thirteen weeks ended March 30, 2013 of  approximately $3.4 million compared with net sales of $3.3 million for the thirteen weeks ended March 31, 2012.

For the thirteen weeks ended March 30, 2013, the Company reported a loss of  $262,000  before income taxes as compared with a loss of  $340,000  before income taxes for the comparable 2012 period.  The Company also reported that its gross profit  increased to $1,004,000 in the period ended March 30, 2013 from $813,000 in the period ended March 31, 2012 due primarily to the higher sales level.  The Company’s gross profit percentage increased to 29% for the period ending March 30, 2013 compared to 25% for the period ending March 31, 2012.  The increase in the Company’s gross profit percentage was due primarily to price increases in certain product categories during the first quarter of 2013 and the absence in 2013 of certain promotional allowance programs that were in place during the 2012 period.

The Company had a net loss for the thirteen weeks ended March 30, 2013 of $268,000, or $0.05 per share, compared to a net loss of $210,000, or   $0.04 per share, for the thirteen week period ended March 31, 2012.  As of March 30, 2013, the Company  had approximately $454,000 in cash and cash equivalents, and its working capital was approximately $3.3 million.

Mr.  David Mintz, Chairman and Chief Executive Officer of the Company stated, “Our results for the first quarter of 2013 reflect our efforts to improve our sales. We believe that our sales and gross margins will continue to improve during the remainder of fiscal 2013 due to the introduction of new products and price increases instituted in the first and second quarters of the year. The price increases, which range from 5% to 10%,  will become effective at various times in the second and third quarters of this year.  We are optimistic about introducing our mozzarella dairy-free cheese into the chain restaurant pizza marketplace, offering a dairy-free cheese topping for lactose intolerant consumers.”

About Tofutti Brands Inc.

Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of dairy-free products.  The Company sells more than 80 milk-free foods including frozen desserts, cheese products and prepared frozen dishes throughout the United States and in more than 30 countries. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods.   Available throughout the United States and in more than 30 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy, diabetic, kosher or vegan, as well as those who wish to have a healthier low-fat diet. Tofutti's product line includes dairy-free ice cream pints, Tofutti Cutie® sandwiches and novelty bars.  Tofutti also has a growing array of prepared foods including Pizza Pizzaz®, Mintz's Blintzes®, and a Cheese Ravioli line, all made with Tofutti's milk-free cheeses such as Better Than Cream Cheese®, Sour Supreme® and Veggie Cheese Slices.  For more information, visit www.tofutti.com.

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.
Condensed Statements of Operations
(in thousands, except per share figures)

	Thirteen weeks ended March 30, 2013	Thirteen weeks ended March 31, 2012
Net sales	$3,439	$3,290
Cost of sales	2,435	2,477
Gross profit	1,004	813
Operating expenses	1,266	1,153
Loss before income taxes	(262)	(340)
Income tax benefit (expense)	(6)	130
Net loss	$(268)	$(210)
Net loss per common share:
Basic	$(0.05)	$(0.04)
Diluted	$(0.05)	$(0.04)
Weighted average common shares outstanding:
Basic	5,154	5,155
Diluted	5,154	5,155

TOFUTTI BRANDS INC.
Condensed Balance Sheets
(in thousands, except share and per share figures)

	March 30, 2013	December 29, 2012
Assets
Current assets:
Cash and cash equivalents	$454	$471
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $318 and $303 respectively	1,673	1,880
Inventories, net of reserve of $100 and $100, respectively	1,967	1,750
Prepaid expenses	66	77
Deferred costs	205	165
Refundable income taxes	332	331
Total current assets	4,697	4,674

Other assets	16	16
	$4,713	$4,690

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$759	$446
Accrued expenses	370	436
Deferred revenue	227	183
Total current liabilities	1,356	1,065

Commitments and contingencies	--	--

Stockholders’ equity:
     Preferred stock - par value $.01 per share;
         authorized 100,000 shares, none issued
     Common stock - par value $.01 per share;
         authorized 15,000,000 shares, issued and
         outstanding 5,153,706 shares at March 13, 2013,
         and 5,153,706 shares at December 29, 2012
	-- 52	-- 52
Additional paid-in capital	--	--
Retained earnings	3,305	3,573
Total stockholders’ equity	3,357	3,625
Total liabilities and stockholders’ equity	$4,713	$4,690

*           Derived from audited financial information.